Exhibit 4.5

WIPRO LIMITED

ADS RESTRICTED STOCK UNIT PLAN, 2004

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Restricted Stock Units.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “ADR” will mean an American Depositary Receipt evidencing American Depositary Share(s) corresponding to Share(s).

(c) “ADS” will mean an American Depositary Share corresponding to Share(s).

(d) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the tax, securities or corporate laws of India and guidelines for the Plan scheme for Indian software companies linked to ADR/GDR offerings issued by the Ministry of Finance, Government of India and exchange control laws of India, any stock exchange or quotation system on which ADSs are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(e) “Award” means, individually or collectively, a grant under the Plan of Restricted Stock Units.

(f) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g) “Awarded Stock” means the Shares subject to an Award.

(h) “Board” means the Board of Directors of the Company.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(k) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(l) “Company” means Wipro Limited, a company incorporated under the laws of India, or any successor thereto.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o) “Employee” means any person, including Officers and Directors, other than Promoter Directors employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of an ADS determined as follows:

(i) If ADSs are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If ADSs are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value will be the mean between the high bid and low asked prices for ADSs for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for ADSs, the Fair Market Value will be determined in good faith by the Administrator.

(iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value will be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Participant” means the holder of an outstanding Award granted under the Plan.

(u) “Restricted Stock Unit (‘RSU’)” means an Award granted pursuant to Section 6 of the Plan.

(v) “Plan” means this 2004 Restricted Stock Unit Plan.

(w) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(x) “SEBI” means Securities and Exchange Board of India

(y) “Section 16(b) “ means Section 16(b) of the Exchange Act.

(z) “Share” means an Equity Share of the Company, as adjusted in accordance with Section 9 of the Plan.

(aa) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of ADSs that may be issued under the Plan is 2,000,000 ADSs. The ADSs may be authorized, but unissued, or reacquired.

(b) Lapsed Awards. If an unvested Award is forfeited back to or repurchased by the Company, the forfeited or repurchased ADSs, which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). To the extent an Award under the Plan is paid out in cash rather than ADSs, such cash payment will not result in reducing the number of ADSs available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Employees may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(iv) Delegation of Authority for Day-to-Day Administration. To the extent permitted by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Employees to whom Awards may be granted hereunder;

(iii) to determine the number of ADSs to be covered by each Award granted hereunder; provided that the maximum quantum of ADSs covered by Awards granted per Employee shall not exceed 1% of the total paid up equity capital during the tenure of the Plan (as reasonably determined by the Administrator). Further allotment of Shares to an employee during any one year exceeding 1% of the issued capital at the time of allotment of Shares shall be subject to a separate resolution;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder including the price per RSU to be paid by the Employee provided that such price shall not be less than the face value of the Share;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(viii) to modify or amend each Award (subject to Section 12(c) of the Plan);

(ix) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the ADSs or cash to be issued upon exercise or vesting of an Award that number of ADSs or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any ADSs to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have ADSs or cash (with or without a sale of shares) withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of ADSs that would otherwise be due to such Participant under an Award;

(xii) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any ADSs issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan including, determination of the number of other RSUs/ Stock options to be granted in substitution of these ADS RSUS, subject to all applicable laws.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Awards may be granted to Employees.

6. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Employees at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant.

(b) Value of Restricted Stock Units. Each Restricted Stock Unit will have an initial value denominated in ADSs or cash that is established by the Administrator on or before the date of grant.

(c) Vesting Criteria and Other Terms. The Administrator will establish the vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number of ADSs or cash that will be paid out to Participants. The time period during which the vesting criteria must be met will be called the “Performance Period.” Subject to the guidelines issued by SEBI from time to time, Performance Periods, as determined by the administrator from time to time, generally shall be not less than 12 months and not more than 84 months. Each Award will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set vesting criteria based upon continued service to the Company (or any Parent of Subsidiary of the Company), the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion.

(d) Earning of Restricted Stock Units. After the applicable Performance Period has ended and the applicable requirements set forth in the Award Agreement have been satisfied, the holder of Restricted Stock Units will be entitled to receive a payout of the number of ADSs earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding vesting criteria have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any vesting criteria for such Restricted Stock Unit.

(e) Form and Timing of Payment of Restricted Stock Units. Payment of ADSs with respect to earned Restricted Stock Units will be made at such time as the Administrator may determine, which shall be as soon as administratively practicable after the expiration of the applicable Performance Period and after the applicable requirements set forth in the Award Agreement have been satisfied. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in ADSs (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Deferral. The Administrator, in its sole discretion, may permit an Award to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

(h) Separation. Unless otherwise determined by the Administrator, the following shall occur in connection with a Participant ceasing to be an Employee:

(i) In the event a Participant ceases to be an Employee due to the Participant’s Disability, all unvested RSUs held by such Participant will immediately vest in full and the Performance Period shall stand reduced to six months from the date of separation.

(ii) In the event of a Participant’s death while in employment with the Company, all unvested RSUs held by such Participant shall immediately vest in full and the Performance Period shall stand reduced to six months from the date of separation.

(iii) In the event a Participant ceases to be an Employee for reasons of normal retirement or an early retirement specifically approved by the Company, all unvested RSUs held by such Participant shall immediately vest in full and the Performance Period shall stand reduced to six months from the date of separation.

(iv) In the event a Participant ceases to be an Employee for reasons of misconduct or breach of policies of the company, all RSUs held by such Participant which are not vested on the date of Participant’s termination shall lapse and shall return to the Plan and the Performance Period for the vested RSUs shall stand reduced to 7 days from the effective date of separation.

(v) In the event a Participant ceases to be an Employee due to resignation, all RSUs which are not vested on the date of separation shall lapse and shall return to the Plan and the Performance Period for the vested RSUs shall stand reduced to 7 days from the effective date of separation.

(vi) In the event a Participant ceases to be an Employee due to Participant’s abandonment of service without the Company’s consent, all RSUs which are not vested on the date of abandonment shall lapse and shall return to the Plan and the Performance Period for the vested RSUs shall stand reduced to 7 days from the effective date of abandonment. The date of abandonment of an Employee shall be decided by the Company at its sole discretion which decision shall be binding on all concerned.

(vii) In the event a Participant ceases to be an Employee due to termination of Employee’s employment with or without cause and other than termination of employment for reasons of misconduct as per Section 6(h)(iv) above, all RSUs which are not vested shall lapse and return to the Plan and the Participant shall comply with fulfillment of all the conditions for vested RSUs within 7 days of the date of termination of service.

7. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. An Employee will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

8. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

9. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of ADSs that may be delivered under the Plan and/or the number, class, and price of ADSs covered by each outstanding Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse 100%, and that any Award vesting will accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger, demerger or Change in Control, each outstanding Award will be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant, to the extent an Employee immediately prior to the merger, demerger or Change in Control, will fully vest in the Award on the date of the merger, demerger or Change in Control, including as to ADSs (or, if applicable, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, an Award will be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each ADS (or, if applicable, the cash equivalent thereof) subject to the Award immediately prior to the merger, demerger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger, demerger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger, demerger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

10. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

11. Term of Plan. Subject to Section 15 of the Plan, the Plan will become effective on 11 June, 2004 (being the Date of Annual General meeting) It shall continue in effect perpetually, till the RSUs reserved under the Plan are available for grant.

12. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

13. Conditions Upon Issuance of ADSs.

(a) Legal Compliance. ADSs will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such ADSs (or, if applicable, the cash equivalent thereof) thereunder will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance. Provided that with effect from April 1, 2007 where the employee is rendering / rendered service in a country other than India during the relevant financial year of the vesting of RSUs, the Exercise Period shall terminate at the end of two months and 15 days from the end of the financial year in which such RSUs vested or such other period as the local laws mandate.”

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the ADSs are being purchased only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company, such a representation is required.

© Rights of an Optionee. Unless and until the RSUs have been exercised and the ADSs transferred/allotted to the name of the Employee or holder in accordance with the provisions of the Companies Act, 1956, the Employee or holder or his/her nominee shall not have any rights whatsoever as a shareholder including rights for receipt of dividend and/or for voting with respect to RSUs granted.

14. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any ADSs hereunder (or, if applicable, the cash equivalent thereof), will relieve the Company of any liability in respect of the failure to issue or sell such ADSs (or, if applicable, the cash equivalent thereof) as to which such requisite authority will not have been obtained.

14A. Taxation

Notwithstanding anything to the contrary contained in the Plan or any agreement under the Plan, where any tax, fringe benefit tax, surcharge, cess, duty, or other levy (herein after referred to as ‘tax’) is imposed either on the employee including former employee or on the employer or otherwise with reference to occurrence of any event or any time, the Administrator is authorized to determine the amount of withholding, deduction or recovery, if any, of such tax from the Optionee and also the modalities for recovery.

15. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.